Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

BRYN MAWR BANK CORPORATION

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, the articles of incorporation of Bryn Mawr Bank Corporation, a Pennsylvania business corporation (the “Corporation”) are as follows:

ARTICLE 1

The name of the corporation is: “Bryn Mawr Bank Corporation”.

ARTICLE 2

The location and post office address of the current registered office of the Corporation in the Commonwealth of Pennsylvania is: 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

ARTICLE 3

The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purposes: to engage in and do any lawful act concerning all lawful business for which corporations may be incorporated under the Business corporation Law of Pennsylvania and to do all things and exercise all powers, rights and privileges for which a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the Commonwealth of Pennsylvania.

ARTICLE 4

The term for which the corporation is to exist is perpetual.

ARTICLE 5

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock par value of $1.00 per share. Any or all classes or series of shares of stock, or any part thereof, of the Corporation may be uncertificated shares to the extent determined by the Board of Directors of the Corporation from time to time. However, in no event shall shares represented by a certificate be deemed uncertificated until the certificate is surrendered to the Corporation.

ARTICLE 6

Any amendment, alteration, change or repeal of these Articles of Incorporation or the By-Laws of the Corporation shall require the affirmative vote of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote.

ARTICLE 7

Number of Directors and Classes. The business of the Corporation shall be managed by a Board of Directors of not less than eight nor more than twelve persons, as fixed from time to time by the Board of Directors of the Corporation. Each director shall be elected by a majority of the votes cast for such position, in person or by proxy, at a duly organized meeting of the shareholders by the holders of shares entitled to vote. The Directors of the Corporation shall be divided into four classes: Class I, Class II, Class III and Class IV. Each class shall be as nearly equal in number as possible. Except for the initial Board of Directors, the term of office of each class shall be four years; provided, however, that the term of office of the initial Class I Directors shall expire at the annual meeting of shareholders of the Corporation in 1987; the term of office of the initial Class II Directors shall expire at the annual meeting of shareholders of the Corporation in 1988; the term of office of the initial Class III Directors shall expire at the annual meeting of shareholders of the Corporation in 1989; the term of office of the initial Class IV Directors shall expire at the annual meeting of shareholders of the Corporation in 1990, so that, after the expiration of each such initial term, the terms of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual meeting of shareholders of the Corporation held during and after 1987, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. A director must be a shareholder of the Corporation. If a vacancy occurs on the Board of Directors of the Corporation after the first annual election of directors for the class in which such director sits, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office until the next annual meeting of shareholders.

ARTICLE 8

The shareholders of this Corporation shall not be permitted to cumulate their votes for the election of directors.

ARTICLE 9

The Corporation shall indemnify its officers and directors and the officers and directors of its subsidiaries to the full extent permitted by applicable law as in effect from time to time, and the Corporation may, by action of its Board of Directors, indemnify all other persons whom it may lawfully indemnify under applicable law from time to time.

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